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                                                                    EXHIBIT 5.1


                                August 13, 1998




Oak Tree Medical Systems, Inc.
163-03 Horace Harding Expressway
Flushing, New York 11365

                  Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         On the date hereof, Oak Tree Medical Systems, Inc., a Delaware corporation (the "Company"), sent for filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the issuance from time to time by the Company of up to 60,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), upon the exercise of stock options ("Options") granted to Irwin Bosh Stack pursuant to that certain Amended Consulting Agreement, dated July 15, 1998 (the "Agreement"). We have acted as special counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company, authorizing the Agreement , any amendments thereto, and the preparation of the Registration Statement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

         Based upon the foregoing examination, we are of the opinion that the Shares issuable upon exercise of the Options have been duly authorized by the Company, and when issued upon exercise of and in accordance with the terms of the Options as set forth in the Agreement will be duly and validly issued and will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                                     Sincerely,


                                                     GREENBERG TRAURIG, P.A.